Exhibit 10.1

SERVICES PARTNER AGREEMENT

This Services Partner Agreement (“Agreement”) is made and entered into as of April 27, 2017 (“Effective Date”) by and between Ryder Truck Rental, Inc., a Florida corporation with an address of 11690 N.W. 105th Street, Miami, FL 33178 (“Ryder”) and Workhorse Technologies Inc., an Ohio corporation with an address of 100 Commerce Drive, Loveland, Ohio 45140 (“Workhorse”). Each of Ryder and Workhorse are individually referred to as a “Party” and collectively as the “Parties.”

Background

A.	Workhorse manufactures, sells, and distributes battery-electric range extended medium duty trucks and is in the process of developing battery-electric range extended light duty trucks (collectively, the “Workhorse Vehicles”), together with the parts, accessories, and components of the Workhorse Vehicles (the “Workhorse Vehicle Parts”);

B.	Ryder provides vehicle maintenance and repair services to fleets of trucks and other vehicles through its network of vehicle maintenance and repair service centers; distributes vehicle parts, accessories, and components through its distribution network; and provides logistics and supply chain services through its affiliates;

C.	Workhorse desires to engage Ryder or its affiliates to perform, and Ryder desires to perform, certain services for Workhorse and Workhorse Vehicles, all as set forth herein

In consideration of the agreements, covenants, and obligations set forth herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree to be legally bound as follows:

1.	Definitions.

1.1.	“Change of Control” means (a) any Person or group of persons within the meaning of Section 13(d)(3) of the Securities Act of 1934 becomes the beneficial owner, directly or indirectly, of 51% or more of the outstanding equity interests of Workhorse; (b) the current equity holders of Workhorse shall cease to own at least a majority of the outstanding equity interests of Workhorse including as a result of merger, consolidation or similar transaction, (c) any merger, consolidation or similar transaction involving Workhorse (other than a reincorporation merger solely to change the jurisdiction of the formation or incorporation) where Workhorse is not the surviving entity or (d) any sale of all or substantially all of the assets of Workhorse.

1.2.	“Confidential Information” shall mean all financial (including pricing information in this Agreement), business, marketing, customer, operations, scientific, technical, economic or engineering information, trade secrets or software, including all originals, copies, analyses and summaries prepared by either Party in any form, which is disclosed by either Party to the other in relation to this Agreement, and is either (a) disclosed in writing and marked as confidential at the time of disclosure, or (b) disclosed in any manner such that a reasonable person would understand the confidential or proprietary nature of the information.

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1.3.	“Exclusive Accounts” means those customers designated by Workhorse as its exclusive accounts for sales of Workhorse Vehicles and such list of customers will be provided by Workhorse to Ryder within 30 days of the date hereof, which the Parties agree to mutually update the Exclusive Accounts on annual basis.

1.4.	“IP” refers to all forms of intellectual property rights, including Patents, trademarks, service marks, trade names, copyrights, software, and trade secrets, including technical and diagnostic information, data, know-how, and any other information subject to trade secret protection.

1.5.	"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, prospects, results of operations, condition (financial, reputational or otherwise) or assets of either Party or its successors or affiliates, (b) the ability for Workhorse to manufacture and distribute the Workhorse Vehicles effectively throughout the Territory or compete in the marketplace or (c) the ability of either Party to consummate the transactions contemplated hereby on a timely basis.

1.6.	“Parts Distribution Services” refers to the marketing, sale, and distribution of the Workhorse Vehicle Parts, including all services to be performed by Ryder pursuant to Exhibit A, which is attached to this Agreement and incorporated herein by reference.

1.7.	“Parts Distribution Territory” refers to any state, province, territory, or possession of the United States of America, Canada or Mexico.

1.8.	“Patents” means any patents and patent applications, together with renewals, divisions, continuations or continuations-in-part of any of such patents and applications, and all patents issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals of or to any of the foregoing, and any international counterparts of any of the foregoing.

1.9.	“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization governmental authority or other entity.

1.10.	“Proprietary Parts” means those parts manufactured and/or branded by Workhorse and/or available exclusively through Workhorse or its exclusive provider including, but not limited to, any form fitted motor gears, sensors, glass, paneling, power control, batteries and suspension parts. The list of Proprietary Parts as well as associated costs will be provided by Workhorse to Ryder within 30 days of the date hereof. As the design of the Workhorse Vehicles evolve, Workhorse may increase the types of Proprietary Parts it exclusively supplies; provided, that Workhorse agrees to notify Ryder immediately of any such new Proprietary Parts that will be supplied exclusively by Workhorse. For the avoidance of doubt, Proprietary Parts will not include items such as, but not limited to, tires, wiper blades, lights and interior trim/seating.

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1.11.	“Repair Services” refers to the maintenance and repair of the Workhorse Vehicles and Workhorse Vehicle Parts, including all warranty maintenance and repair, recall services, emergency break down services, delivery inspections and other after-sales services performed in connection with the Workhorse Vehicles and the Workhorse Vehicle Parts by Ryder pursuant to Exhibit B, which is attached to this Agreement and incorporated herein by reference.

1.12.	“Repair Territory” refers to any state, province, territory, or possession of the United States of America, Canada or Mexico.

1.13.	“Ryder Trademarks” refers to all trademarks, service marks, logos, and other source indicators owned by or licensed to Ryder as of the Effective Date or at any time during the Term for use in connection with the purpose of this Agreement, including any products or services offered in connection therewith by Ryder or its affiliates and its and their licensees.

1.14.	“Self-Service Account” means a customer that is authorized by Workhorse under the terms of this Agreement to perform certain Repair Services on some or all of the customer’s fleet of Workhorse Vehicles. The Self-Service Accounts will be provided to Ryder within 30 days of the date hereof.

1.15.	“Services” refers to the Repair Services, Vehicle Distribution Services and Parts Distribution Services to be performed by Ryder pursuant to this Agreement.

1.16.	“Term” refers, collectively, to the initial term and all renewal terms, if any.

1.17.	“Vehicle Distribution Services” refers to the sale, lease, or distribution of the Workhorse Vehicles, including all services to be performed by Ryder pursuant to Exhibit C, which is attached to this Agreement and incorporated herein by reference.

1.18.	“Vehicle Distribution Territory” refers to any state, province, territory, or possession of the United States of America, Canada or Mexico.

1.19.	“Warranty Period” means, as to any particular Workhorse Vehicle (and/or any Workhorse Vehicle Part therein) as described on Exhibit D attached hereto.

1.20.	“Workhorse IPR” refers to all IP owned by, or licensed to, Workhorse as of the Effective Date or at any time during the Term that are used in connection with Ryder’s performance of the Services, including the Workhorse Trademarks.

1.21.	“Workhorse Trademarks” refers to all trademarks, service marks, logos, and other source indicators owned or licensed to Workhorse as of the Effective Date or at any time during the Term for use in connection with the Workhorse Vehicles, the Workhorse Vehicle Parts, and any products or services offered in connection therewith by Workhorse or its affiliates and its and their licensees.

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1.22.	“Workhorse Vehicles” has the meaning set forth in the Background section of this Agreement and, for the avoidance of doubt, includes all battery-electric range extended medium duty trucks manufactured, sold, leased, and otherwise distributed by Workhorse and any battery-electric range extended light duty trucks presently under development by Workhorse.

1.23.	“Workhorse Vehicle Parts” has the meaning set forth in the Background section of this agreement and, for the avoidance of doubt, includes all parts, accessories, and components of the Workhorse Vehicles.

2.	Appointments and Licenses.

2.1.	Vehicle Distribution Services. Workhorse hereby appoints Ryder as the primary distributor of Workhorse Vehicles in the Vehicle Distribution Territory. It is the intent of the Parties that all leads other than those from Exclusive Accounts shall be generated primarily through Ryder. For Exclusive Accounts, Ryder will not be prevented from working cooperatively with Workhorse with respect to sales development and the Vehicle Distribution Services as may be determined jointly by the Parties in good faith and Ryder will be recognized for any sales that are generated through Ryder’s efforts and will receive any associated commissions as set forth herein. Workhorse hereby grants Ryder a non-exclusive license to use the Workhorse IPR for the purpose of performing the Vehicle Distribution Services in the Vehicle Distribution Territory. Ryder has the right to appoint and authorize subcontractors to perform the Vehicle Distribution Services, so long as any such subcontractors are previously approved by Workhorse in writing. Neither Ryder nor any of its subcontractors shall be responsible or liable for any services performed by Workhorse or any third party service provider unaffiliated with Ryder unless such third party service provider was appointed by Ryder or for any act or failure to act by Workhorse or any third party service provider unless such third party service provider was appointed by Ryder. The Parties agree that in the 4th quarter of every year commencing in the 4th quarter of 2018, the Parties will mutually establish sales goals for each type of Workhorse Vehicle for the following year (the “Minimum Sales Goals”). In addition, when establishing the Minimum Sales Goals, the Parties shall also mutually establish standards relating to parts availability, service responsiveness and other key performance indicators as such services relate to Section 2.2 and Section 2.3 below (the “Quality Standards”).

2.2.	Repair Services. Workhorse hereby appoints Ryder as the sole and exclusive provider of Repair Services with respect to the Workhorse Vehicles in the Repair Territory. Workhorse may authorize Self-Service Accounts to perform Repair Services on Workhorse Vehicles operated by the Self-Service Account. However, only customers with substantial in-house technical capabilities will be authorized by Workhorse as Self-Service Accounts to perform “Major Repairs” on their Workhorse Vehicles. The services constituting Major Repairs include any repairs or maintenance on the electric drivetrain or the battery system and any other repairs jointly agreed to by the Parties. Ryder reserves the right to establish reasonable training cost charges for Self-Service Accounts. Workhorse hereby grants Ryder a non-exclusive license to use the Workhorse IPR for the purpose of performing the Repair Services in the Repair Territory. Workhorse will not grant any other licenses to use the Workhorse IPR for the purpose of performing Repair Services in the Repair Territory. For the avoidance of doubt, Workhorse will not, directly or indirectly, authorize any person or entity other than Ryder to perform the Repair Services, or services substantially similar to or that otherwise compete with the Repair Services, in the Repair Territory. Ryder has the right to appoint and authorize subcontractors to perform the Repair Services, so long as any such subcontractors are previously approved by Workhorse. Neither Ryder nor any of its subcontractors shall be responsible or liable for any services performed by Workhorse or any third party service provider unaffiliated with Ryder unless such third party service provider was appointed by Ryder or for any act or failure to act by Workhorse or any third party service provider unless such third party service provider was appointed by Ryder.

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2.3.	Parts Distribution Services. Workhorse hereby appoints Ryder as the sole and exclusive distributor of Workhorse Vehicle Parts in the Parts Distribution Territory. Workhorse hereby grants Ryder a non-exclusive license to use the Workhorse IPR for the purpose of performing the Parts Distribution Services in the Parts Distribution Territory. Workhorse will not grant any other licenses to use the Workhorse IPR for the purpose of performing the parts distribution services in the Parts Distribution Territory. For the avoidance of doubt, Workhorse will not, directly or indirectly, authorize any person or entity other than Ryder to perform the Parts Distribution Services, or services substantially similar to or that otherwise compete with the Parts Distribution Services, in the Parts Distribution Territory. Ryder has the right to appoint and authorize subcontractors to perform the Parts Distribution Services, so long as any such subcontractors are previously approved by Workhorse in writing. Neither Ryder nor any of its subcontractors shall be responsible or liable for any services performed by Workhorse or any third party service provider unaffiliated with Ryder unless such third party service provider was appointed by Ryder or for any act or failure to act by Workhorse or any third party service provider unless such third party service provider was appointed by Ryder.

2.4.	Use of Trademarks. The licenses under Sections 2.1, 2.2 and 2.3 include a right for Ryder to use the Workhorse Trademarks solely in connection with the Services. Ryder will use the Workhorse Trademarks in conformance with all brand specifications and guidelines that are provided to Ryder by Workhorse in writing or that Workhorse requires of all other licensees of the Workhorse Trademarks, if any. All use of the Workhorse Trademarks by Ryder, and the goodwill associated therewith, will inure to the benefit of Workhorse.

2.5.	Ryder License. Subject to the terms in Section 9.4, Ryder hereby grants Workhorse a non-exclusive license to use the Ryder Trademarks for use in promoting the Workhorse Vehicles and furthering the purposes of this Agreement. Workhorse will use the Ryder Trademarks in conformance with all brand specifications and guidelines that are provided to Workhorse by Ryder in writing or that Ryder requires of all other licensees of the Ryder Trademarks, if any. All use of the Ryder Trademarks by Workhorse, and the goodwill associated therewith, will inure to the benefit of Ryder.

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2.6.	Electric Charging Equipment. The Parties agree to discuss the inclusion of hardware for the electric vehicle charging stations as part of the sales price for any significant purchase of Workhorse Vehicles to be used at Ryder locations. Ryder will be responsible for charges associated with installation of the site infrastructure and utility connectivity infrastructure that may be required to enable the charging of the Workhorse Vehicles.

2.7.	Relationship of the Parties. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the relationship created by this Agreement is one of independent contractors and nothing in this Agreement shall: (a) give either Party the power to direct and control the day-to-day activities of the other Party; (b) deem the Parties to be acting as employer/employee, franchisor/franchisee, partners, joint venturers, co-owners, or other participants in a joint undertaking; and (c) permit either Party to create or assume any obligation on behalf of the other Party, except as otherwise expressly set forth in this Agreement.

3.	Warranty on Workhorse Vehicles and Workhorse Vehicle Parts; Warranty Reimbursement Protection.

3.1.	Workhorse warrants the Workhorse Vehicles and Workhorse Vehicle Parts to Ryder and Ryder’s customers. Ryder does not assume any obligation or liability in connection with Workhorse Vehicles and Workhorse Vehicle Parts. Every purchase order for the sale by Ryder of a Workhorse Vehicle or Workhorse Vehicle Parts shall contain the following disclaimer printed in capital letters:

IN THE EVENT THE WORKHORSE VEHICLE OR WORKHORSE VEHICLE PARTS ARE EITHER NEW OR USED, SUCH WORKHORSE VEHICLE OR WORKHORSE VEHICLE PARTS ARE SUBJECT TO A WORKHORSE WARRANTY, RYDER EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ON THE WORKHORSE VEHICLE OR WORKHORSE VEHICLE PARTS. FURTHER, RYDER NEITHER MAKES NOR AUTHORIZES ANY OTHER PERSON TO MAKE ON RYDER’S BEHALF ANY WARRANTY IN CONJUNCTION WITH THE SALE OF THE WORKHORSE VEHICLE OR WORKHORSE VEHICLE PARTS. AS TO ANY MANUFACTURER’S WARRANTY EXTENDED TO BUYER BY WORKHORSE, RYDER SPECIFICALLY DISCLAIMS ANY LIABILITY THEREUNDER, SUCH MANUFACTURER’S WARRANTY BEING BETWEEN BUYER AND WORKHORSE ONLY.

3.2.	Workhorse has warranty reimbursement obligations to Ryder that are set forth in Section 4 of Exhibit B to this Agreement.

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4.	Services.

4.1.	Vehicle Distribution Services. Ryder shall perform the Vehicle Distribution Services, as set forth in Exhibit A. Workhorse shall cooperate with Ryder in the performance of the Vehicle Distribution Services as set forth in Exhibit C.

4.2.	Repair Services. Ryder shall perform the Repair Services as set forth in Exhibit B. Workhorse shall cooperate with Ryder in the performance of the Repair Services as set forth in Exhibit B. Notwithstanding anything to the contrary herein, and in addition to any Services described in this Agreement, Ryder reserves the right to enter into different types of maintenance agreements with Workhorse Vehicle owners during or after the applicable Warranty Period on terms and conditions determined in Ryder’s sole discretion.

4.3.	Parts Distribution Services. Ryder shall perform the Parts Distribution Services as set forth in Exhibit A. Workhorse shall cooperate with Ryder in the performance of the Parts Distribution Services as set forth in Exhibit A.

4.4.	Assistance. Workhorse shall provide to Ryder all training, assistance, and materials, including all instruction manuals, operations manuals, user guides, product and equipment specifications, and other documentation or information, reasonably requested by Ryder and that are necessary or appropriate for Ryder to perform the Services and exercise the rights granted to it under this Agreement and shall provide Ryder with all upgrades and, modifications to such materials, instruction manuals, operations manuals, user guides, product and equipment specifications, and other documentation or information as well as revised training and assistance as they become available or as specifically and reasonably requested by Ryder.

5.	Payment.

5.1.	Parts Distribution Services. As consideration for the Parts Distribution Services, Workhorse shall pay Ryder the fees and costs in the amounts and at the times specified in Exhibit A.

5.2.	Repair Services. As consideration for the Repair Services, Workhorse shall pay Ryder the fees and costs in the amounts and at the times specified in Exhibit B.

5.3.	Vehicle Distribution Services. As consideration for the Vehicle Distribution Services, Workhorse shall pay Ryder the fees and costs in the amounts and at the times specified in Exhibit C.

5.4.	Taxes and Duties. Workhorse shall be responsible for payment of all applicable taxes assessed on its delivery of the Workhorse Vehicles and Workhorse Vehicle Parts to Ryder under this Agreement; provided that Ryder shall be responsible for payment of all sales and use taxes applicable to its purchase of Workhorse Vehicle Parts and/or Workhorse Vehicles for its own rental fleet. Ryder shall also be responsible for all point-of-sale sales and use tax withholding and remittance obligations for Workhorse Vehicles that Ryder sells on behalf of Workhorse or leases to any third party purchasers of the Workhorse Vehicles (“Third Party Purchasers”), and for Workhorse Vehicle Parts that Ryder sells to owners, and for all service tax withholding and remittance obligations for the Repair Services that Ryder performs.

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6.	Term and Termination.

6.1.	Term. The initial term of this Agreement will commence on the Effective Date and, unless earlier terminated as provided herein, will continue until December 31, 2027. Upon the fifth anniversary from the date hereof, if there are any material changes in the relationship between the Parties or the external market that have a direct impact on the material terms of the Agreement, each Party may notify the other 30 days prior to the fifth anniversary that it wishes to enter into good faith discussions to renegotiate the affected terms of this Agreement. In the event that the Parties do not reach a mutual agreement within 90 days, either party may terminate this Agreement with 30 days prior written notice to the other party or decide to continue under the current terms for the remainder of the term. Thereafter, this Agreement may be extended upon both parties agreeing in writing to extend the term of this Agreement. For avoidance of doubt, irrespective of any termination or expiration of this Agreement, Ryder shall retain the right to perform Repair Services on any Workhorse Vehicles that were serviced, sold or leased by Ryder during the Term that are still within the respective Warranty Period and enter into maintenance agreements with customers thereafter.

6.2.	Termination for Cause. Either Party may, by written notice to other Party, terminate this Agreement, in whole or in part, if the other Party: (a) materially breaches this Agreement in a way that is incapable of cure; (b) materially breaches its obligation to preserve the confidentiality of the other Party’s Confidential Information; (c) with respect to a material breach capable of cure, the other Party does not cure the breach within ninety (90) days of receiving written notice of that breach; (d) becomes insolvent or admits its inability to pay its debts generally as they become due; (e) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within thirty (30) business days or is not dismissed or vacated within six (6) months after filing; (f) is dissolved or liquidated or takes any corporate action for such purpose; (g) makes a general assignment for the benefit of creditors; (h) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; (i) fails to comply with applicable laws, which causes a Material Adverse Effect; or (j) operates in a manner, or manufactures a product that is not safe or whose quality is below general industry standards, that will cause the terminating Party material reputational harm (should they continue to operate under this Agreement). Furthermore, Ryder, may, by written notice to Workhorse, terminate this Agreement, in whole or in part, if Workhorse experiences a Change of Control and the acquiring or controlling Person or Persons is a competitor of Ryder or is viewed by Ryder, in good faith as having reputational, safety, quality or credit concerns. Workhorse, may, by written notice to Ryder, terminate this Agreement, in whole or in part, if Ryder experiences a Change of Control and the acquiring or controlling Person or Persons is a competitor of Workhorse or is viewed by Workhorse, in good faith as having reputational, safety, quality or credit concerns.

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6.3.	Performance Standards. In the event that Ryder fails to meet the Minimum Sales Goals for two consecutive years during the Term, Workhorse may elect to terminate Ryder’s rights to act as the “primary” distributor of Workhorse Vehicles in the Vehicle Distribution Territory. If the event that Ryder fails to meet the Quality Standards for two consecutive years during the Term, Workhorse may elect to terminate Ryder as the “sole and exclusive provider” of Repair Services with respect to the Workhorse Vehicles in the Repair Territory. In the event that Workhorse elects to terminate Ryder as the “primary distributor” or “sole and exclusive provider” of Repair Services, all other aspects of the Agreement continue in full force and effect with Ryder continuing to perform the Services but no longer in a “primary” or “sole and exclusive” capacity, as applicable.

6.4.	Insolvency. For the avoidance of doubt, this Agreement shall be considered a license of intellectual property under Section 365(n) of the Bankruptcy Code. If Workhorse, as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, Ryder may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of Ryder to Workhorse or the Bankruptcy Trustee, Workhorse or that Bankruptcy Trustee shall not interfere with the rights of Ryder as provided in this Agreement.

6.5.	Effect of Termination.

a)	Upon request by Workhorse, Ryder shall submit to Workhorse a list of Workhorse Vehicles and Workhorse Vehicle Parts in Ryder’s inventory within thirty (30) days following the effective date of expiration or termination of this Agreement for any reason whatsoever. Workhorse shall have the right to inspect such Workhorse Vehicles and Workhorse Vehicle Parts before any disposition by Ryder. Ryder may not sell, transfer, or otherwise dispose of any of the remaining Workhorse Vehicles and Workhorse Vehicle Parts for which Workhorse has collected full payment from Ryder until it is notified by Workhorse whether Workhorse elects to repurchase any of such remaining Workhorse Vehicles and Workhorse Vehicle Parts in accordance with Section 6.5(b). Ryder shall not sell, transfer or otherwise dispose of any Workhorse Vehicles or Workhorse Vehicle Parts for which Workhorse has not collected full payment from Ryder without prior written consent from Workhorse. Workhorse shall have up to forty-five (45) days following receipt of the list provided by Ryder in which to inspect the remaining Workhorse Vehicles and Workhorse Vehicle Parts, and to notify Ryder of Workhorse’s election. Workhorse may make the election at any time before the expiration of the election period. If Workhorse does not elect to repurchase some or all of the remaining Workhorse Vehicles and Workhorse Vehicle Parts within such period, and if Ryder has fulfilled all of its obligations under this subsection, Ryder may sell the remaining Workhorse Vehicles and Workhorse Vehicle Parts that Workhorse has not elected to purchase in accordance with this Agreement in the Vehicle Territory or the Parts Distribution Territory, as the case may be, on a non-exclusive basis.

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b)	If Workhorse elects to exercise the option described in Section 6.5(a), Workhorse may repurchase such Workhorse Vehicles and Workhorse Vehicle Parts at the lesser of: (i) the original price Ryder paid inclusive of any transportation costs, taxes and insurance; or (ii) the price then in effect for such Workhorse Products or Workhorse Vehicle Parts on the date of such termination of this Agreement. Should Workhorse elect to exercise its option, Workhorse shall be responsible for all costs of transporting the Workhorse Vehicles and Workhorse Vehicle Parts from the Ryder location at which they are located to the location designated by Workhorse. Ryder agrees to cooperate with and assist Workhorse in making all necessary arrangements for such transportation.

c)	If this Agreement expires or is terminated for any reason whatsoever, subject to Section 6.4(a), neither Party shall have, and each Party hereby waives, any claim of any nature whatsoever such Party might otherwise have against the other for compensation, terminal compensation, compensation of goodwill, or reimbursement for expenses incurred in conducting such Party’s business and distribution of the Workhorse Vehicles and Workhorse Vehicle Parts; provided, however, nothing in this Section 6.5(c) shall be construed as precluding or limiting the right of Ryder to collect the price paid by Workhorse on Ryder’s resale of the remaining Workhorse Vehicles or Workhorse Vehicle Parts from Workhorse if Workhorse exercises the option described in Section 6.5(b).

d)	Upon expiration or termination of this Agreement for any reason whatsoever, each Party shall return to the other any and all documents and records in its control, and all copies or notices thereof, containing or disclosing any information or knowledge relating to the this Agreement or the business of each Party, its subsidiaries, affiliates, customers and suppliers including, without limitation, all purchase orders, invoices, correspondence, specification data, engineering drawings, references, lists of suppliers, lists of customers or potential customers unused promotional materials, and any other documents and records relating to the performance of each Party’s duties under this Agreement or production or marketing methods or plans.

6.6.	Force Majeure. Notwithstanding anything to the contrary in this Agreement, except for either Party’s obligations to pay amounts due under this Agreement, neither Party will be deemed to be in default of any provision of this Agreement for any delay, error, failure, or interruption of performance due to any act of God, terrorism, war, insurrection, riot, boycott, strike, or other labor or civil disturbance, material interruption of power service, material interruption of communications services, material problems with the Internet, epidemic, act of any other person not under the control of such Party, or other similar cause. The Party subject to any of the foregoing events shall give the other Party reasonable written notification of any resulting material or indefinite delay.

6.7.	Non-Contest License; Covenant Not to Sue. Each Party acknowledges that its relationship with the other is that of licensee and licensor, and not that of franchisee and franchisor. This Agreement is in no way intended to grant Ryder a license longer than the term of the Agreement. After the Term, Ryder agrees to promptly provide its resignation to Workhorse of each dealership for the state or federal jurisdiction in which it is located, in accordance with the relevant governing state or federal law.

6.8.	Survival. The following provisions of this Agreement will survive expiration or termination of this Agreement: Sections 1, 3, 5, 6.5, 6.6, 6.7, 6.8, 7.1, 7.3, 8, 9, 10, 11, 12, 13, 14, 15.3, 15.4, and 15.7.

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7.	Representations and Warranties.

7.1.	Mutual. Each Party represents and warrants that the Party’s execution, delivery, and performance of this Agreement: (a) has been authorized by all necessary corporate action; (b) does not violate the terms of any law, regulation, or court order to which such Party is subject or the terms of any agreement to which the Party or any of its assets may be subject; and (c) is not subject to the consent or approval of any third party.

7.2.	Services. Ryder represents and warrants that the Services will be carried out with reasonable care and skill and performed in a timely, workmanlike, and cost effective manner using properly trained staff familiar with the functions and operation of the Workhorse Vehicles and the Workhorse Vehicle Parts.

7.3.	Workhorse IPR. Workhorse represents and warrants that: (a) it is the sole owner, or an authorized licensee, of the Workhorse IPR and has the full legal right and authority to convey the rights and licenses that it conveys under this Agreement; (b) it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way interfere or conflict with the rights granted by it under this Agreement; and (c) neither the Workhorse IPR, the Workhorse Vehicles, nor the Workhorse Vehicle Parts, and nor the use of any of the foregoing by Ryder or its agents or representatives as permitted under this Agreement, including in the performance of the Services, does or will misappropriate, infringe, violate, or interfere with any Patent, trademark, copyright, trade secret, or other intellectual property or proprietary right of any person or entity.

8.	Intellectual Property.

8.1.	Background IP. Each Party shall retain sole and exclusive ownership of all IP discovered, produced, conceived, created, or reduced to practice by it before the Effective Date, and all IP made after the Effective Date that it can establish was made or conceived by it independently from its performance of the activities under this Agreement.

8.2.	Workhorse IPR. Except for the rights granted to Ryder under Sections 2.1, 2.2 and 2.3, Workhorse reserves all right, title, and interest in and to the Workhorse IPR.

8.3.	Workhorse Developments. Workhorse shall have sole and exclusive ownership of all IP conceived solely by it or its agents and representatives after the Effective Date that arises from the performance of the activities under this Agreement, including any IP based on or derivative of the Workhorse IPR.

8.4.	Ryder Developments. Ryder shall have sole and exclusive ownership of all IP conceived solely by it or its agents and representatives after the Effective Date that arises from the performance of the activities under this Agreement, with the exclusion of any IP that Ryder develops that is based on or derivative of the Workhorse IPR, to which Workhorse shall have exclusive rights.

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8.5.	Further Assistance and Infringement. Each Party shall reasonably assist and cooperate with the other Party, as reasonably requested by the other Party, to verify and acknowledge the other Party’s ownership of or rights in its IP pursuant to this Agreement, including to enable the other Party to acquire, transfer, maintain, perfect, and enforce its intellectual property rights and other legal protections in and to that IP. Such assistance and cooperation includes executing documents reasonably necessary for filing and prosecuting Patents and assigning rights in those Patents, as well as executing declarations and other papers necessary for prosecuting those Patents.

9.	Confidentiality.

9.1.	Confidential Information. Each Party acknowledges the need to preserve the Confidential Information that a Party discloses (the “Discloser”) to the other Party (the “Recipient”) in connection with this Agreement, regardless of the form or manner in which the information is disclosed or learned.

9.2.	Limitations. Each of the Parties agrees and acknowledges that the other Party’s Confidential Information is that Party’s valuable property. Accordingly, the Recipient may use Confidential Information of the Discloser only for the purposes of exercising Recipient’s rights and fulfilling Recipient’s obligations under this Agreement. Recipient shall use the same degree of care, but no less than a reasonable degree of care, to protect against the unauthorized disclosure or use of Discloser’s Confidential Information as it uses to protect its own confidential information of a similar type. Recipient shall disclose Confidential Information of Discloser only to its employees or independent contractors who have a need to know for the above stated purpose, and who are bound by obligations of confidentiality no less restrictive than the terms of this Agreement. Any duplication, use, disclosure, or other act or omission by any person that obtains access to or possession of Confidential Information through Recipient that would be a breach of this Agreement if committed by Recipient is deemed a breach of this Agreement by Recipient for which Recipient shall be responsible.

9.3.	Exceptions. Recipient’s obligation under this Agreement to treat information as Confidential Information does not apply to information that: (i) is already known to Recipient at the time of disclosure and was not obtained, directly or indirectly, from Discloser; (ii) is independently developed by Recipient without reference to or use of the Discloser’s Confidential Information; (iii) is obtained by Recipient from another source without a breach of any obligation of confidentiality owed by that source to Discloser; or (iv) is or becomes part of the public domain through no wrongful act of Recipient or any party that obtained the information from Recipient. If Recipient is served with a subpoena or other legal process, court, or governmental request or order requiring disclosure, or is otherwise required by law or securities exchange requirement to disclose, any of Discloser’s Confidential Information, Recipient shall, unless prohibited by law, promptly notify Discloser of that fact and cooperate fully (at Discloser’s expense) with Discloser and its legal counsel in opposing, seeking a protective order, seeking to limit, or appealing the subpoena, legal process, request, order, or requirement to the extent deemed appropriate by Discloser. Recipient may comply with the subpoena or other legal process or requirement after complying with the foregoing sentence, but only to the extent necessary for compliance.

Services Partner Agreement – 12

9.4.	Public Announcements. Other than as explicitly set forth in this Agreement, neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or the relationship between the Parties, or otherwise use the other Party's trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party. Notwithstanding the foregoing, disclosure of this Agreement will be made through the issuance of a press release and the filing with the Securities and Exchange Commission of a Form 8-K Current Report within four (4) business days of the date hereof. Any Party that makes such a public disclosure without the prior written consent of the other Party shall furnish a copy of such public disclosure to such other Party promptly, but in no event later than five (5) days after making the disclosure.

10.	Indemnification.

10.1.	General. Each Party shall defend, indemnify, and hold harmless the other Party and its members, directors, officers, employees, agents, representatives, and customers from and against all losses, liabilities, judgments, suits, awards, penalties, settlements, obligations, demands, damages, costs, and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred by them based on a third party claim (“Losses”) arising out of or resulting from: (a) any actual or alleged breach by it of any of its representations or warranties under this Agreement; (b) its willful misconduct, negligence, or fraud; or (c) personal injury (including death) or property damage, loss, or destruction arising out of its negligence.

10.2.	Workhorse Vehicles and Workhorse Vehicle Parts. Workhorse shall defend, indemnify, and hold harmless Ryder and its members, directors, officers, employees, agents, representatives, and customers from and against all Losses incurred by them arising out of or resulting from (a) any latent or patent defect in, the reliance upon or other use by Ryder or its customers of, the Workhorse Vehicles, or Workhorse Vehicle Parts, in whole or in part, including, but not limited to, any product liability claim and all claims based on strict liability in tort and (b) any third party claim involving Workhorse’s relationship with a third party service provider unaffiliated with Ryder unless such third party service provider was engaged by Ryder or any rights or obligations granted to such third party service provider by Workhorse unless such third party service provider was engaged by Ryder.

Services Partner Agreement – 13

10.3.	Infringement. Workhorse shall defend, indemnify, and hold harmless Ryder and its members, directors, officers, employees, agents, representatives, and customers from and against all Losses incurred by them arising out of or resulting from any actual or alleged infringement, violation, or misappropriation of any Patent, copyright, trademark, trade secret, or other intellectual property right, based on Ryder’s use of the Workhorse IPR, Workhorse Vehicles, or Workhorse Vehicle Parts as permitted hereunder. Without limiting Workhorse’s obligations hereunder, if any claim subject to indemnification under this Section 10.3 is initiated or, in Ryder’s reasonable opinion, is likely to be initiated, then Workhorse shall either: (a) modify or replace the relevant aspect of the Workhorse IPR, Workhorse Vehicles, or Workhorse Vehicle Parts so that it is no longer infringing and reimburse Ryder for any out-of-pocket expenses reasonably incurred in connection with that modification or replacement; or (b) procure for Ryder and its customers the right to continue using the relevant aspect of the Workhorse IPR, Workhorse Vehicles, or Workhorse Vehicle Parts.

10.4.	Procedure and Limitations. A Party shall promptly notify the other Party in writing of any claims, suits, actions, hearings, or proceedings for which it may seek indemnification under this Section 10. The Party seeking indemnification shall permit the indemnifying Party to assume and control the defense of any action; provided, however, the indemnifying Party shall not enter into any settlement or compromise, or consent to the entry of any judgment admitting any liability, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Party seeking indemnification shall have the right to participate in the defense of any such claims, suits, hearings, actions, or proceedings with counsel of its own choosing, at its own expense.

11.	Insurance.

11.1.	Mutual Obligations. Each Party will obtain and keep in force during the Term: (a) Commercial General Liability insurance (including bodily injury, property damage, personal injury and broad form contractual liability) in the following amounts: each occurrence - $1,000,000; general aggregate - $2,000,000; products and completed operations aggregate - $2,000,000; personal and advertising injury - $1,000,000; blanket contractual liability - $1,000,000; and (b) Worker’s Compensation insurance subject to statutory limits under the laws of the state or country in which the Services are to be performed. Each Party will provide the other with proof of all such insurance and evidence of the payment of the premiums therefor. Ryder’s insurer will be responsible for the Workers’ Compensation benefits due to its injured employee(s); and Workhorse’s insurer will be responsible for the Workers Compensation benefits due to its injured employee(s). Unless prohibited by law, Ryder may self-insure or utilize the Texas non-subscriber program, if applicable, for the required workers’ compensation coverage set forth above.

11.2.	Workhorse Obligations. Workhorse will obtain and keep in force (a) Commercial General Liability insurance (including bodily injury, property damage, personal injury and broad form contractual liability) in the following amounts: each occurrence - $1,000,000; general aggregate - $2,000,000, personal and advertising injury - $1,000,000; (b) Worker’s Compensation insurance subject to statutory limits under the laws of the state or country in which it operates; and (c) products liability insurance to cover the Workhorse Vehicles, Workhorse Vehicle Parts, and Workhorse’s obligations in connection with those materials 90 days prior to delivery of the first Workhorse Vehicle to Ryder and for the remaining duration of the Term and for one year thereafter in the following amounts: (a) each occurrence - $25,000,000 and (b) aggregate per year - $25,000,000. The foregoing insurance policy shall identify Ryder as an additional insured. Upon Ryder’s request, Workhorse shall provide Ryder with proof of all such insurance, copies of all such policies, and evidence of the payment of the premiums therefor.

Services Partner Agreement – 14

12.	Limitations of Liability. EXCEPT FOR THE THIRD PARTY INDEMNIFICATION OBLIGATIONS IN SECTION 10 AND THE CONFIDENTIALITY OBLIGATIONS IN SECTION 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, OF ANY KIND WHATSOEVER (INCLUDING LOST PROFITS, LOSS OF GOODWILL, AND BUSINESS INTERRUPTION) ARISING FROM OR RELATING TO THIS AGREEMENT. Each Party acknowledges and agrees that the liability and remedy limitations in this Agreement are material, bargained for provisions of this Agreement, and that fees and consideration payable hereunder reflects these disclaimers and limitations.

13.	Notices. All notices given or required to be given hereunder shall be deemed to be given and received as of the date sent, if sent by express courier, email, or facsimile as follows or to such other address as shall have been provided pursuant to notice under this Section 13:

If to Ryder:

Ryder System, Inc.

11690 NW 105 Street

Miami, FL 33178

United States of America

Attn: Legal Department

If to Workhorse:

Workhorse Technologies Inc.

100 Commerce Drive

Loveland, Ohio 45140

Attn: Chief Financial Officer

Services Partner Agreement – 15

14.	Compliance. Each Party shall comply in all material respects with all laws, legislation, rules, regulations, treaties, governmental requirements and orders, including those regarding the export and import of products or technical data or information in any form whatsoever as such laws currently exist and as they may from time to time be amended, of any United States or foreign government agency or authority, with respect to the Services and its performance hereunder (“Applicable Laws”), including, but not limited to, the United States Department of State International Traffic in Arms Regulations, the United States Department of Commerce Export Administration Regulations and the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State. The Workhorse Vehicles and Workhorse Vehicle Parts and the materials and components thereof will not, to the knowledge of Workhorse, after due inquiry, contain tin, tantalum, tungsten or gold from sources that contribute to conflict. The Workhorse Vehicles and Workhorse Vehicle Parts and the materials and components thereof will not, to the knowledge of Workhorse, after due inquiry, be produced using forced, compulsory or prison labor or labor that was the subject of modern slavery or human trafficking. Workhorse shall adopt, implement and maintain such policies and procedures as shall be reasonably necessary for compliance with this covenant. Workhorse shall promptly notify Ryder of any breach of this covenant.

15.	Miscellaneous.

15.1.	Entire Agreement; Modifications and Amendments. This Agreement, together with all related Exhibits, schedules, and attachments, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party.

15.2.	Monetary Obligations. All monetary obligations of the Parties hereunder shall be paid in United States Dollars.

15.3.	Construction. The Background section is incorporated into this Agreement by reference. The headings and captions in this Agreement are for reference purposes only and are not intended to affect the terms and conditions of this Agreement or the interpretation thereof. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter shall include the masculine, the feminine and the neuter. Furthermore, this Agreement has been mutually negotiated by the Parties hereto and represents their voluntary agreement. No presumption of interpretation shall be imposed against any Party in the construction of this Agreement. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation.” If one or more of the provisions in this Agreement is deemed void or voidable under applicable law, then the remaining provisions will continue in full force and effect.

15.4.	Successors and Assigns. Neither Party may assign this Agreement, in whole or in part, by operation of law or otherwise, without each other Party’s advance written consent; provided, however, that either Party may assign this Agreement, in whole or in party, to any of its subsidiaries, parents or affiliates without consent. This Agreement will be binding upon the Parties’ permitted successors and its assigns. Any assignment in breach of this Section 15.4 will be null and void.

Services Partner Agreement – 16

15.5.	Waiver. Any waiver of any breach of any provision of this Agreement will not be construed as a continuing waiver of other breaches of the same or other provisions hereof.

15.6.	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other party any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

15.7.	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any legal suit, action, or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or any court of competent jurisdiction in the State of Florida, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth in Section 13 shall be effective service of process for any suit, action or other proceeding brought in any such court. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.8.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Each Party agrees to execute and deliver such additional agreements, certificates, and other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Services Partner Agreement – 17

IN WITNESS WHEREOF, and intending to be legally bound, the Parties each by its authorized officer or representative have executed this Agreement.

Ryder Truck Rental, Inc.	Workhorse Technologies Inc.

/s/ Scott Perry	/s/ Duane Hughes
Authorized Signature	Authorized Signature

Scott Perry	Duane Hughes
Printed Name	Printed Name

CTPO	President and COO
Title	Title

4/27/2017	4/27/2017
Date	Date

ATTACHMENTS FOLLOW:

Exhibit A – Parts Distribution Services

Exhibit B – Repair Services

Exhibit C – Vehicle Distribution Services

Exhibit D – Warranty

Services Partner Agreement – 18

EXHIBIT A TO SERVICES PARTNER AGREEMENT

Parts Distribution Services

1.	Purchasing Workhorse Vehicle Parts. In order to purchase Workhorse Vehicle Parts from Workhorse, Ryder will submit a purchase order in a format mutually agreed upon by the Parties (each, a “Purchase Order”). Workhorse will have ten (10) business days to accept the Purchase Order or make changes. If Workhorse does not respond by the end of the ten (10) business-day period, then the Purchase Order will be deemed accepted by Workhorse. Workhorse agrees it will use commercially reasonable efforts to meet the delivery date set forth in the Purchase Order (the “Delivery Date”).

2.	Pricing of Workhorse Vehicle Parts. For any Workhorse Vehicle Parts ordered to be specifically utilized in a Workhorse Vehicle during such Workhorse Vehicle’s Warranty Period, Workhorse shall provide such Workhorse Vehicle Part to Ryder at no cost to Ryder. For any Workhorse Vehicle Parts ordered to generally stock Ryder’s inventory or for any other purpose not described in the first sentence of this Section 2, Workhorse will sell the Workhorse Vehicle Parts to Ryder at prices to be mutually agreed upon by the Parties, but, in no case, at prices higher than those that Workhorse charges its other distributors and customers of the Workhorse Vehicle Parts. Ryder will charge Workhorse a **% service fee on the cost of each Proprietary Part provided by Workhorse to Ryder, whether for warranty repair maintenance, to stock inventory, for parts distribution or for any other purpose to cover distribution costs and inventory holding costs. Such fee will be billed to Workhorse on a monthly basis and will be paid within 30 days of the date of invoice. The Parties agree that they will jointly evaluate the above payments and pricing on the 12-month anniversary of this Agreement and mutually agree in writing to any required revisions.

3.	Shipment and Delivery. Title to and risk of loss of Workhorse Vehicle Parts shall be transferred to Ryder by Workhorse when Workhorse makes the Workhorse Vehicle Parts available to Ryder at the agreed upon shipping point.

4.	Workhorse Vehicle Part Specifications.

4.1.	Workhorse Vehicle Parts. Each Workhorse Vehicle Part shall meet all specifications contained in the applicable Purchase Order and shall be delivered to Ryder without damage, free of all defects and with all components in working order.

4.2.	Defective Workhorse Vehicle Parts. In the event a Workhorse Vehicle Part is determined by mutual consent of both Ryder and Workhorse, which consent may not be unreasonably withheld, to be a “Defective Vehicle Part,” Ryder may return such Defective Vehicle Part, without penalty, liability or further obligation to Ryder, and either (i) request a complete refund from Workhorse or (ii) require Workhorse, at Workhorse’s sole cost and expense, to exchange such defective Workhorse Vehicle Part for the same type of Workhorse Vehicle Part without defects within a reasonable amount of time.

** The information omitted is confidential in nature and has been omitted. Workhorse Group Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

Exhibit A – Parts Distribution Services

4.3.	Effect upon Cancellation. Ryder shall have no obligation to accept or pay for any Workhorse Vehicle Parts pursuant to any Purchase Order that has been cancelled: (i) prior to the commencement of production for Workhorse Vehicle Parts that are to be produced in anticipation of a repair; or (ii) prior to shipment for Workhorse Vehicle Parts that are in stock and in Workhorse’s inventory.

5.	Payment for Workhorse Vehicle Parts. Upon acceptance of a Purchase Order and shipment of the applicable Workhorse Vehicle Parts, if applicable as per Section 2 above, Workhorse will send Ryder an invoice for all Workhorse Vehicle Parts shipped to Ryder under that Purchase Order and Ryder will pay all amounts due under that invoice within ten (10) days of receiving the Workhorse Vehicle Parts and the invoice.

6.	Additional Workhorse Warranties. Workhorse will manufacture each Workhorse Vehicle Part in accordance with the minimum specifications forth in the applicable Purchase Order, as the same may be revised by mutual agreement of the Parties (the “PO Specifications”). Workhorse agrees that the PO Specifications will be guaranteed for each Workhorse Vehicle Part. In addition to and without prejudice to all other warranties expressed or implied by applicable laws, Workhorse represents and warrants that each Workhorse Vehicle Part shall be delivered to Ryder free of all defects, including in workmanship, materials, or design, and shall conform to the PO Specifications. Workhorse warrants that each Workhorse Vehicle Part shall be manufactured and furnished in accordance with all applicable laws, including Federal Motor Vehicle Safety Standards in effect for similar parts manufactured at the time of manufacture, Workhorse warrants that the Workhorse Vehicle Parts will not interfere with any contractual rights or infringe upon any United States or foreign patents and/or copyrights and/or any United States, foreign, state or common law trademark, trade dress, trade name or similar property right. Workhorse further represents and warrants that at the time of delivery, all Workhorse Vehicle Parts shall be free and clear of all encumbrances, liens, creditor claims and debts of any nature whatsoever and, upon delivery thereof, Ryder shall have good and marketable title to each Workhorse Vehicle Part and Workhorse agrees to defend such title forever. Workhorse warrants and agrees that physical delivery of each Workhorse Vehicle Part (i) shall be rightful and shall not be subject to any import quota, restrictions or regulation preventing or forbidding the importation or sale of such Workhorse Vehicle Part or any component part thereof, and (ii) shall not be subject to any duty, tariff or penalty. The warranties provided herein shall be in addition to all other warranties provided by Workhorse herein or otherwise. Ryder has specifically relied upon such warranties in entering into this Agreement and each Purchase Order.

7.	Promotion of Workhorse Vehicle Parts. In order to market and promote the Workhorse Vehicle Parts, Ryder will:

7.1.	Present itself to the public and prospective customers as an authorized distributor of Workhorse Vehicle Parts;

7.2.	Promote the sale of the Workhorse Vehicle Parts through systematic contacts with owners, users, and prospective owners and users of the Workhorse Vehicles and Workhorse Vehicle Parts; and

7.3.	As much as reasonably possible, make use of the promotional materials provided to Ryder by Workhorse, including brochures and point-of-sale materials.

Exhibit A – Parts Distribution Services

8.	Removal of Labels. Ryder will not alter or remove any Workhorse identity plates, numbers, marks or operating instruction labels on any Workhorse Vehicles or Workhorse Vehicle Parts without Workhorse’s prior written consent.

9.	Assistance by Workhorse.

9.1.	Identification. Workhorse will identify Ryder as an authorized distributor of Workhorse Vehicle Parts in all lists and other documentation in which Workhorse identifies such distributors in the Parts Distribution Territory.

9.2.	Information and Materials. Workhorse will deliver to Ryder all training, assistance, information and other materials, including point-of-sale materials, necessary or appropriate for Ryder to perform the Parts Distribution Services and will provide Ryder with all upgrades and, modifications to such materials, instruction manuals, operations manuals, user guides, product and equipment specifications, and other documentation or information as well as revised training and assistance as they become available or as specifically requested by Ryder.

9.3.	Regulatory Approvals. Workhorse will acquire and obtain all regulatory approvals and licenses necessary for Workhorse to be able to deliver all Workhorse Vehicle Parts to Ryder in the Parts Distribution Territory and provide commercially reasonable assistance to Ryder that may be necessary for Ryder to obtain regulatory approvals and licenses necessary for Ryder to sell the Workhorse Vehicle Parts in the Parts Distribution Territory. The Parties will cooperate with one another to obtain any regulatory approvals or licenses that are necessary for either Party to perform their respective obligations under this Agreement.

10.	Payment. As partial consideration for the Parts Distribution Services, Ryder may establish a fair market sales price for the Workhorse Vehicle Parts to its customers, and may retain the difference between the purchase price (from Ryder) and the fair market sales price to customers.

Exhibit A – Parts Distribution Services

EXHIBIT B TO SERVICES PARTNER AGREEMENT

Repair Services

1.	Promotion of Repair Services. In order to market and promote the Repair Services and Ryder’s affiliation with Workhorse, Ryder will:

1.1.	Present itself to the public and prospective customers as a “Workhorse Service Partner” and operate facilities as an authorized Workhorse Service Partner for the repair and maintenance of Workhorse Vehicles;

1.2.	Promote the servicing of the Workhorse Vehicles and Workhorse Vehicle Parts through systematic contacts with owners, users, and prospective owners and users of the Workhorse Vehicles and Workhorse Vehicle Parts; and

1.3.	As much as possible, make use of the promotional materials provided to Ryder by Workhorse, including brochures and point-of-sale materials.

2.	Specific Services.

2.1.	Comprehensive Repair and Maintenance Services. Ryder will offer and provide comprehensive repair and maintenance services for the Workhorse Vehicles, upon the request of an owner of a Workhorse Vehicle (“Owner”). All such repair and maintenance work will be performed in accordance with the technical information and relevant documentation developed in cooperation between the parties.

2.2.	Warranty Service. Subject to the provisions of Section 3 of the Agreement, for all Repair Services performed by Ryder on the Workhorse Vehicles during the Warranty Period, excluding physical damage repairs resulting from, but not limited to, collision, driver behavior, fire or act of God (“Physical Damage”) (all Repair Services other than Physical Damage repairs shall be defined as “Warranty Services”), Workhorse will reimburse Ryder as set forth in Section 4 below. Workhorse Vehicle Parts provided directly by Workhorse for the performance of Warranty Services shall be provided to Ryder without charge. Upon completion of Warranty Services, Ryder will record the name, address and contact details of the Owner, vehicle identification number, description of the work performed and date of service, the Workhorse Vehicle Parts installed, any other documentation customarily provided to other OEMs by Ryder for similar Warranty Services, and all other information reasonably requested by Workhorse. Ryder will retain such records for at least five (5) years. All other Workhorse Vehicle Parts will be sold to Ryder at prices to be mutually agreed upon by the Parties, but, in no case, at prices higher than those that Workhorse charges any other buyer or customer. Once the Warranty Period has expired, Ryder shall charge the Owner its prevailing labor and parts rate for such Repair Services. Physical Damage repairs shall be charged to Owner at Ryder’s prevailing rates at all times (both during and after the Warranty Period expires). Ryder intends to perform most of the services directly through one of its locations; however, in instances where it is necessary for Ryder to subcontract any Repair Services (only during the Warranty Period) to support customer uptime or to perform Repair Services not provided directly by Ryder (such as towing), Workhorse will reimburse Ryder for such costs with a **% mark-up, so long as Workhorse grants prior written approval to Ryder for the Repair Services to be provided by the subcontractor. Notwithstanding the foregoing, parties agree that no prior written notice will be required to subcontract any Repair Services in the event of an emergency or for over-the-road repair services.

Exhibit B – Repair Services

2.3.	Warranty Adjustments. Parties agree that they will discuss, in good faith, any changes to the scope of the Warranty Services and will jointly develop any additional options for Warranty Services or the Warranty Period. In the event that a change in the Warranty Services results in a change in the price of the Workhorse Vehicle, Parties agree to discuss and jointly determine whether Ryder’s commission would need to be changed.

2.4.	Recall Campaigns. Ryder will, upon Workhorse’s request or the request of an Owner, perform recall inspections and services on the Workhorse Vehicles, at no cost to the Owner, in strict accordance with the applicable policies and procedures provided to Ryder by Workhorse, including all timetables and deadlines reasonably designated by Workhorse. Upon completion of any recall inspection or recall services, Ryder will record the name, address and contact details of the Owner, vehicle identification number, a description of the work done, the Workhorse Vehicle Parts installed or delivered and the date of service or delivery, any other documentation customarily provided to other OEMs by Ryder for similar recall inspection services, and all other information reasonably requested by Workhorse. Ryder will retain these records for at least five (5) years from the date of service, or longer if required by federal or state law, and will charge Workhorse as per Section 4 below.

2.5.	Emergency Services. If set forth in the applicable Warranty, Ryder will offer and provide roadside emergency break down services on the Workhorse Vehicles within reasonably acceptable response intervals, regardless of where, when, or by whom those Workhorse Vehicles were purchased. Ryder will ensure that these services are available on a 24 hours a day, 7 days a week basis. Upon receipt of a request for these services, by an Owner or by Workhorse, Ryder will begin processing that request and performing the services as soon as is reasonably practicable.

2.6.	Pre-Delivery Inspections. Ryder will, upon Workhorse’s request and at the rates set forth herein, carry out receiving and pre-delivery inspections on the Workhorse Vehicles in accordance with checklists provided to Ryder by Workhorse, carefully checking that the Workhorse Vehicles in question are suitable for use on public roads and are otherwise free of defects.

2.7.	Product Modifications. Ryder may make modifications (including bodywork and machinery installation) to a Workhorse Vehicle or Workhorse Vehicle Part, as requested by an Owner; provided, however, that all such modifications must comply with the engineering specifications and guidelines provided to Ryder by Workhorse, including all instructions manuals, service bulletins, and chassis drawings for the applicable Workhorse Vehicle and Owner shall be charged for such modifications. Workhorse shall have the exclusive right to decline warranty coverage on any modification, or any vehicle system that the modification may negatively effect, that is requested by an Owner.

** The information omitted is confidential in nature and has been omitted. Workhorse Group Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

Exhibit B – Repair Services

2.8.	Proprietary Parts. Ryder agrees to use Proprietary Parts provided by Workhorse for all Warranty Services and will obtain Workhorse written approval before providing any non-Proprietary Parts. Ryder agrees not to solicit or try to solicit aftermarket Proprietary Parts outside of Workhorse. Workhorse shall not warrant any non-Proprietary Parts or aftermarket Proprietary Parts and will have no obligation to repair any such parts during or after the Warranty Period.

2.9.	Continuous Improvement. Ryder will measure and track vehicle delivery, vehicle uptime, customer satisfaction and repair times for standard tasks performed during the Term. Repair times will be communicated to Workhorse as part of the standard reporting package. Quarterly, Ryder and Workhorse will meet and review data related to vehicle delivery times, vehicle uptime, customer satisfaction and repair times for standard tasks to discuss ways to improve efficiencies, to develop continuous improvement initiatives and to determine a set of Standard Repair Times for common tasks and task strings for warrantable and non-warrantable repairs.

3.	Assistance by Workhorse.

3.1.	Identification. Workhorse will identify Ryder as an authorized Workhorse Service Partner in all lists and other documentation in which Workhorse identifies authorized Workhorse Service Partners in the Repair Territory.

3.2.	Training. Workhorse will provide training programs for Ryder’s personnel and staff, at times and locations reasonably agreed upon by the Parties, as necessary or appropriate for Ryder to safely perform the Repair Services set forth herein.

3.3.	Technical Information and Tools. Workhorse, in consultation with Ryder, will deliver to Ryder certain technical information, diagnostic and other equipment, tools, software, and other materials necessary or appropriate for Ryder to safely perform the Repair Services set forth herein and will provide Ryder with all upgrades and, modifications to such materials, instruction manuals, operations manuals, user guides, product and equipment specifications, and other documentation or information as well as revised training and assistance as they become available or as specifically and reasonably requested by Ryder.

3.4.	Warranty and Recall Information. Workhorse will deliver to Ryder all information and materials necessary or appropriate for Ryder to safely perform the Warranty Services and recall campaigns services set forth herein.

4.	Payment.

4.1.	Warranty Service Pricing. Workhorse (or its assignee) shall reimburse Ryder for any such Repair Services as follows:

a)	Hourly Labor Charge: $**, which may be adjusted annually on January 1, at Ryder’s discretion, by providing thirty (30) days’ notice to Workhorse. These adjustments will be computed based on the percentage change in the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers (1967 base period) published by the U.S. Bureau of Labor Statistics (or any successor index designated by Ryder) (“CPI”) from the base index.

b)	Parts (other than those Ryder has received from Workhorse without charge pursuant to Section 2 of Exhibit A): Ryder will charge Workhorse a **% service fee on the cost of each Proprietary Part provided by Workhorse to Ryder, whether for warranty repair maintenance, to stock inventory, for parts distribution or for any other purpose to cover distribution costs and inventory holding costs. Such fee will be billed to Workhorse on a monthly basis and will be paid within thirty (30) days of the date of invoice.

4.2.	Outside Repairs during Warranty Period: Ryder’s cost plus **%, so long as Workhorse grants prior written approval to Ryder for the outside Repair Services to be provided by the subcontractor. Notwithstanding the foregoing, parties agree that no prior written notice will be required to subcontract any Repair Services in the event of an emergency or for over-the-road repair services.

4.3.	Charges for all repairs will be billed after the repair is performed. Workhorse shall pay Ryder for all non-disputed charges under this Exhibit B within thirty (30) days of the date of Ryder’s invoice, without deduction or setoff. Any charge not disputed within ninety (90) days of Ryder’s invoice date will be conclusively deemed correct.

4.4.	The Parties agree that they will jointly evaluate the above payments and pricing on the 12-month anniversary of this Agreement and mutually agree in writing to any required revisions

** The information omitted is confidential in nature and has been omitted. Workhorse Group Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

Exhibit B – Repair Services

EXHIBIT C TO SERVICES PARTNER AGREEMENT

Vehicle Distribution Services

1.	Purchasing Workhorse Vehicles. In order to purchase Workhorse Vehicles from Workhorse for its own fleet or for any Third Party (“Third Party Purchaser”), Ryder will submit a standard purchase order in a format provided by Workhorse, which will be in the name of Ryder, the Third Party Purchaser or a financial institution, as applicable (each, a “Purchase Order”). For example, the Purchase Order for a Workhorse Vehicle purchased on behalf of a Third Party Purchaser will be in the name of the Third Party Purchaser. Workhorse will have ten (10) business days to accept the Purchase Order or make changes. If Workhorse does not respond by the end of the ten (10) day period, then the Purchase Order will be deemed accepted by Workhorse. Workhorse agrees it will use commercially reasonable efforts to meet the delivery date set forth in the Purchase Order (the “Delivery Date”). For Workhorse Vehicles sold by Ryder on behalf of Workhorse to the Third Party Purchasers, title will transfer directly from Workhorse to the Third Party Purchaser. Ryder shall remit payment to Workhorse for all Workhorse Vehicles it purchases from Workhorse, whether for Ryder’s own use or on behalf of a Third Party Purchaser, which shall be paid in ten (10) days of delivery. Ryder will not provide financing for Third Party Purchaser, but the parties agree and acknowledge that financing may be provided by Workhorse or a third-party financing entity. Ryder shall not be responsible for the failure or refusal by any Third Party Purchaser to pay Workhorse for a Workhorse Vehicle. In connection with the process of purchasing the Workhorse Vehicles by Ryder on behalf of Third Party Purchasers, parties will work together to mitigate any tax impact to Ryder.

2.	Light Duty Vehicles. The Parties agree to mutually work together to develop a sales and distribution platform and related agreement pertaining to sales of the light-duty W-15 pickup to consumers.

3.	Product Launch. Ryder’s timeline for developing and activating the product launch with respect to Workhorse Vehicles will be provided to Workhorse within thirty (30) days of the date hereof.

4.	Pricing of Workhorse Vehicles. Workhorse will sell the Workhorse Vehicles to Ryder directly or on behalf of a Third Party Purchaser at prices to be determined by Workhorse (provided that both Parties agree to collaborate in good faith to determine any modifications in pricing in the event that demand falls below expectations), but, in no case, at prices higher than those that Workhorse charges its other distributors and customers of the Workhorse Vehicles which such price shall be adjusted to take into account discounts offered for large volume purchases by Exclusive Accounts.

5.	Shipment and Delivery. For purchases of Workhorse Vehicles by Ryder, title to and risk of loss of Workhorse Vehicles shall be transferred to Ryder by Workhorse when Workhorse makes the Workhorse Vehicles available to Ryder at delivery location set forth on the Purchase Order. Title to and risk of loss of Workhorse Vehicles sold to Third Party Purchasers through Ryder as Workhorse’s agent, shall be transferred to such Third Party Purchaser by Workhorse when Workhorse makes the Workhorse Vehicle available to the Third Party Purchaser at the delivery location set forth on the Purchase Order.

Exhibit C – Vehicle Distribution Services

6.	Workhorse Vehicle Specifications.

a.	Workhorse Vehicles. Each Workhorse Vehicle shall meet all specifications contained in the applicable Purchase Order and shall be delivered to Ryder without damage, free of all defects and with all components in working order.

b.	Defective Workhorse Vehicles. In the event a new Workhorse Vehicle meets the definition of a Defective Vehicle as set forth below and Ryder or the Third Party Purchaser notifies Workhorse within three (3) months in writing, then Ryder or the Third Party Purchaser shall be entitled to return such Workhorse Vehicle, without penalty, liability or further obligation, and either: (i) request a complete refund from Workhorse of the purchase price paid for the Workhorse Vehicle; or (ii) require Workhorse, at Workhorse’s sole cost and expense, to exchange such Defective Vehicle for a new Workhorse Vehicle of the same type that meets the standards in Section 6(a) of this Exhibit C within a reasonable amount of time. A “Defective Vehicle” means a Workhorse Vehicle in which the same problem has not been repaired after four (4) attempts, including consultation with Workhorse on the final two (2) attempts, or a vehicle that is out of service for thirty (30) or more consecutive days for repairs within the one (1) year following purchase.

c.	Effect upon Cancellation. Until such time that Workhorse is manufacturing the Workhorse Vehicles on a standard monthly production cycle, Ryder shall not be able to cancel any Purchaser Order. As such, Ryder is not entitled to defer or cancel any Purchase Order in any way. Upon commencing a standard monthly production cycle, Ryder will have the ability cancel a Purchase Order in writing during the period of thirty (30) days from the date of the Purchase Order. Ryder will have no obligation to accept or pay for any Workhorse Vehicle if it has cancelled the Purchase Order within such thirty (30) day period. Notwithstanding the foregoing, for Purchase Orders with extended lead time, Ryder shall have no obligation to accept or pay for any Workhorse Vehicle if it has cancelled the Purchase Order forty-five (45) days prior to commencement of production and such production date will be communicated to Ryder upon acceptance of the Purchase Order. Any payments made by Ryder relating to a Purchase Order within the allowable cancellation period shall be promptly returned by Workhorse to Ryder and Ryder shall have no obligation to accept such Workhorse Vehicle.

d.	Payment for Workhorse Vehicles. Upon delivery of the Workhorse Vehicles per Section 5 above, Workhorse will send Ryder an invoice (in the name of Ryder or the Third Party Purchaser, as applicable) for all Workhorse Vehicles that Workhorse delivered pursuant to that Purchase Order and Ryder will remit the total amount (on behalf of itself or the Third Party Purchaser, as applicable) due within 10 days of the Workhorse Vehicle delivery and receipt of the invoice. For example, invoices for Workhorse Vehicles purchased on behalf of Third Party Purchasers will be in the name of the Third Party Purchaser.

Exhibit C – Vehicle Distribution Services

7.	Ryder Records for Third Party Purchasers. Ryder will record the date of sale, customer price, vehicle identification number(s), name, address and contact details for all Third Party Purchasers who purchase Workhorse Vehicles from Ryder. Ryder will remit such information to Workhorse in monthly sales reports within fifteen (15) days of the end of the following month.

8.	Ryder Commission.

a.	For any Workhorse Vehicle purchased on behalf of a Third Party Purchaser from Ryder, Ryder shall be entitled to a commission fee from Workhorse of **% of the purchase price for the medium duty step van and **% of the purchase price of light-duty W-15 pickups. In addition, Workhorse will pay a sales performance incentive of $** to Ryder for each light-duty W-15 pickup covered by a letter of intent signed by a Third Party Purchaser, excluding letter of intents for the Ryder fleet. Workhorse shall pay the commission fee to Ryder within thirty (30) days of the date that Ryder pays or remits funds to Workhorse for the full purchase price for the Workhorse Vehicle.

9.	Additional Workhorse Warranties. Subject to the provisions of Section 6 of Exhibit C of the Agreement, Workhorse will manufacture each Workhorse Vehicle in accordance with the minimum specifications put forth in the applicable Purchase Order, as the same may be revised by the Parties by mutual agreement (the “PO Specifications”). Workhorse agrees that the PO Specifications will be guaranteed for each Workhorse Vehicle. In addition to and without prejudice to all other warranties expressed or implied by applicable laws, Workhorse represents and warrants that each Workhorse Vehicle shall be delivered to Ryder free of all defects, including in workmanship, materials, or design, and shall conform to the PO Specifications. Workhorse warrants that each Workhorse Vehicle shall be manufactured and furnished in accordance with all Applicable Laws, including Federal Motor Vehicle Safety Standards applicable to vehicles like the Workhorse Vehicles at the time of manufacture. Workhorse warrants that the Workhorse Vehicles will not interfere with any contractual rights or infringe upon any United States or foreign patents and/or copyrights and/or any United States, foreign, state or common law trademark, trade dress, trade name or similar property right. Workhorse further represents and warrants that at the time of delivery, all Workhorse Vehicles shall be free and clear of all encumbrances, liens, creditor claims and debts of any nature whatsoever and, upon delivery thereof, Ryder shall have good and marketable title to each Workhorse Vehicle and Workhorse agrees to defend such title forever. Workhorse warrants and agrees that physical delivery of each Workhorse Vehicle (i) shall be rightful and shall not be subject to any import quota, restrictions or regulation preventing or forbidding the importation or sale of such Workhorse Vehicle or any component part thereof, and (ii) shall not be subject to any duty, tariff or penalty. The warranties provided herein shall be in addition to all other warranties provided by Workhorse herein or otherwise. Ryder has specifically relied upon such warranties in entering into this Agreement and each Purchase Order.

** The information omitted is confidential in nature and has been omitted. Workhorse Group Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

Exhibit C – Vehicle Distribution Services

10.	Promotion of Workhorse Vehicles. In order to market and promote the Workhorse Vehicles, Ryder will:

a.	Present itself to the public and prospective customers as an authorized distributor of Workhorse Vehicles;

b.	Ryder agrees that it will promote and sell the Workhorse Vehicles through Ryder’s formal marketing efforts in the same manner (with respect to resources and time) as, and in no case less favorable than, it promotes and sells other traditional OEMs products with whom Ryder has a significant relationship.

c.	Promote the sale of the Workhorse Vehicles through systematic contacts with owners, users, and prospective owners and users of the Workhorse Vehicles and Workhorse Vehicles;

d.	Consult with Workhorse on a quarterly basis to mutually agree on a yearly plan for Ryder’s advertising and promoting the Workhorse Vehicles; and

e.	As much as reasonably possible, make use of the promotional materials provided to Ryder by Workhorse, including brochures and point-of-sale materials.

11.	Removal of Labels. Ryder will not alter or remove any Workhorse identity plates, numbers, marks or operating instruction labels on any Workhorse Vehicles or Workhorse Vehicles without Workhorse’s prior written consent.

12.	Assistance by Workhorse.

a.	Identification. Workhorse will identify Ryder as an authorized distributor of Workhorse Vehicles in all lists and other documentation in which Workhorse identifies such distributors in the Vehicle Distribution Territory.

b.	Information and Materials. Workhorse will deliver to Ryder all training, assistance, information and other materials, including point-of-sale materials, necessary or appropriate for Ryder to perform the Vehicle Distribution Services and will provide Ryder with all upgrades and, modifications to such materials, instruction manuals, operations manuals, user guides, product and equipment specifications, and other documentation or information as well as revised training and assistance as they become available or as specifically and reasonably requested by Ryder.

c.	Regulatory Approvals. Workhorse will acquire and obtain all regulatory approvals and licenses necessary for Workhorse to be able to deliver all Workhorse Vehicles to Ryder in the Vehicle Distribution Territory, and provide commercially reasonable assistance to Ryder that may be necessary for Ryder to obtain regulatory approvals and licenses necessary for Ryder to resell the Workhorse Vehicles to Third Party Customers in the Vehicle Distribution Territory. The Parties will cooperate with one another to obtain any regulatory approvals or licenses that are necessary for either Party to perform their respective obligations under this Agreement.

d.	Regulatory Credits. Ryder and Workhorse shall work together to determine which regulatory credits or subsidies are applicable to Workhorse Vehicles and jointly determine which credits or subsidies to apply for and whether to pass such credits or subsidies along to the customer.

Exhibit C – Vehicle Distribution Services

13.	Warranty Period. Subject to the provisions of Section 3 of the Agreement, the warranty period on each Workhorse Vehicle shall be as described on Exhibit D attached hereto.

14.	Ryder’s purchase of Workhorse Vehicles for its Rental Fleet. In the event that Workhorse Vehicles are being purchased by Ryder, to be owned directly by Ryder and to be used in Ryder’s rental fleet, Ryder shall be entitled to a minimum discount of **% on the original purchase price of a medium duty step van and a minimum discount of **% on the original purchase price of a light duty W-15 pickup (such purchase price after applying the stated discount, the “Discounted Price”). Parties will agree to discuss in good faith additional discounts on such Workhorse Vehicles based on market conditions. Notwithstanding the above or anything to the contrary in this Agreement, Workhorse shall sell Workhorse Vehicles to Ryder at the lowest price sold to any third party. In determining lowest price sold to any third party, discounts provided by Workhorse for large volume purchases to Exclusive Accounts shall be added back into the price and sales to governments or government related organizations shall not be utilized in calculating lowest price. No commissions will be made on the sale of any Workhorse Vehicle to Ryder.

15.	Sales Strategy and Planning. Each Party agrees that any plan for sales or to launch operations in a new market or geographical location shall be developed jointly and shall give consideration to Ryder’s infrastructure and capabilities for electric compliance in such new market or geographical location.

** The information omitted is confidential in nature and has been omitted. Workhorse Group Inc. has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

Exhibit C – Vehicle Distribution Services

Exhibit D

Exhibit D – Warranty

Exhibit D – Warranty